DISTRIBUTORSHIP
AGREEMENT AND
SOURCE CODE LICENSE


    This Agreement (the "Agreement") is between Timeline, Inc., a Washington corporation whose principal place of business is at 3055 112th Avenue NE, Suite 106, Bellevue, WA 98004, Washington, USA ("Timeline") and Timeline Europe Limited, a company registered in England whose registered office is at 9 Cheapside, London EC2V 6AD ("Timeline Europe"), dated as of 3rd July, 1997 ("Effective Date").

    In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.  TERM OF AGREEMENT.

    This Agreement shall take effect from the Effective Date and shall continue thereafter unless terminated pursuant to the other provisions of this Agreement.

2.  DEFINITIONS.

    For purposes of this Agreement, the following terms shall have the meanings as set forth below:

    (a) "MV Analyst(TM)" shall mean a group of software programs constituting an application developed by Timeline which provides financial reporting in a Microsoft environment plus tools developed by Timeline which allow development of reporting applications. MV Analyst as used herein shall include "Viewer" (provides inter alia the ability to view and update reports with new data, "Author" (provides inter alia the ability to write new reports), "Manager" (provides inter alia ability to distribute databases to other desktops, importation of data from third party sources and add reporting relationships to such data) and "MV Budget" which comprise separate components which may be licensed separately or in combination. All configurations of Viewer, Author, Manager and/or MV Budget are included in the definition of MV Analyst as is all software in respect of which Timeline has

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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 2


a license from Lex Incorporated ("the Lex Software"). "MV Server(TM)" shall mean an application developed by Timeline which provides a financial reporting database resident in Microsoft SQL Server.

    (b) "Customer" has the meaning attributed to it at clause 4(a).

    (c) "End User" shall mean an entity who takes a license of Product for Use and not for resale. An End User shall be designated a "Timeline Europe End User" when Timeline Europe or any third party allowed to license such product by reason of an agreement with Timeline Europe Limited is the party responsible for obtaining an End User license of a Product for Use and not for resale.

    (d) "Excluded Derivative" shall mean a version of the Product produced by Timeline or Timeline Europe pursuant to a contract with a third party (such third party not being a member of Timeline or Timeline Europe's Group (as the case may be)) under which Timeline or Timeline Europe (as the case may be) agrees to develop the said version for the said third party and to grant to it the exclusive distribution rights therefor.

    (e) "Master Copy" shall mean a master copy of the software comprised within a Product (in machine readable form) and of all related documentation (including, without limitation, operating manuals and product descriptions) suitable for the reproduction of multiple copies by Timeline Europe.

    (f) "Product" shall mean MV Analyst(TM) and/or MV Server(TM), and related documentation ("the Existing Products"). Product shall also include any Derivative. A "Derivative" is any product which either (1) utilizes in whole or in part any source code of Timeline relating to MV Analyst(TM) or MV Server(TM) or (2) substantially reproduces MV Analyst or MV Server in terms of its functionality, design, architecture and user interfaces.

    (g) "Quarter" shall mean a three month period commencing with 1 July, 1 October, 1 January or 1 April.


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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 3


    (h) "The Technology" shall mean all such materials and technical information (whether reduced to a material form or not) as may reasonably be required for the purpose of enabling Timeline Europe to produce, distribute maintain and support Products in accordance with the terms of this Agreement, including, without limitation, clean copies of the up to date source codes relating to the Products and supporting documentation.

    (i) "Use" shall mean copying any portion of software comprised within any Product from storage units or media into a CPU for processing.

3.  PROVISION OF TECHNOLOGY AND MASTER COPIES.

    (a) On or before the Effective Date, Timeline shall provide to Timeline Europe a Master Copy of and the Technology relating to the Existing Products. In addition, Timeline shall as soon as possible after the Effective Date give Timeline Europe access to its project leaders responsible for the Products.

    (b) Timeline shall throughout the period of this Agreement provide promptly on request by Timeline Europe a Master Copy and the Technology relating to any Derivative or updates or version releases of the Products that it is obliged to make available to Timeline Europe for evaluation purposes under Clause 7(c) below and make available to Timeline Europe its relevant project leaders as mentioned at clause 3(a) above.

    (c) Timeline Europe shall take such steps (not involving Timeline Europe in any significant expense other than travelling expenses to the premises of Timeline for the purpose of meeting its project leaders) as may reasonably be necessary to facilitate the provision of the Technology by Timeline in accordance with this clause 3.

4.  LICENSE GRANT.

    (a) In consideration for Timeline Europe payment to Timeline of licensing and maintenance fees as specified


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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 4


in Exhibit A, Timeline grants to Timeline Europe:

        (i) An exclusive license to reproduce, distribute and sub-license the Products in object code only in the geographical areas mentioned in Exhibit C (herein referred to as "Exclusive Territories"); and

        (ii) A non-exclusive license to reproduce, distribute and sub-license the Products in object code only outside the Exclusive Territories such distribution or sub-licensing being in each case, to entities or persons who are (1) Timeline Europe End Users who have signed a Timeline Europe's End User License Agreement or who receive the Product under Timeline Europe's "shrink wrap" license or (2) Resellers, Value Added Resellers ("VARs") and Business Partners or other third parties who have signed written agreements with Timeline Europe to sub-licence or distribute ("Customers"). Any Timeline Europe agreements with Customers shall be required to comply with restrictions on their distribution, use, licensing, copying and protection of the Products or Technology at least as restrictive as those imposed on Timeline Europe herein.

    (b) Timeline grants to Timeline Europe a nonexclusive license to Use the Products during the term of this Agreement and thereafter in accordance with clause 26(c ) if applicable, to be Used for maintaining its internal books and records and marketing demonstrations only, and such license is neither to be resold nor transferred to a third party save in the circumstances in which assignment of this Agreement by Timeline Europe is permitted under clause 19 below.

    (c) Timeline grants to Timeline Europe a license (non-transferable save in the circumstances in which assignment of this Agreement is permitted under clause 19 below) to use, (including, without limitation reproduce, modify, adapt or translate) Timeline's source code relating to the Products in any manner and for any business purpose whatsoever. All rights in any such modifications, adaptations or translations shall belong to Timeline Europe but Timeline shall have a non-exclusive, non-transferable (save in the circumstances mentioned at clause 19 below) license to reproduce, distribute and sub-license the modified or adapted Products (excluding


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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 5


Excluded Derivatives) outside the Exclusive Territories (and within the Exclusive Territories in the circumstance mentioned at clause 12 below). In consideration for such license (which shall, save as mentioned above, be on the same terms (mutatis mutandis) as Timeline Europe's license at clause 4(a) above), Timeline shall pay licensing fees to Timeline Europe in accordance with clause 6 below.

    (d) Timeline grants to Timeline Europe a worldwide, nonexclusive license to use the trade names, trademarks, and logos set forth in Exhibit B (the "Marks") pursuant to the terms and conditions described in clause 5.

    (e) Timeline Europe shall use reasonable security measures, at least as protective as it uses for its own proprietary materials, to protect the Products and Technology from unauthorized use and distribution, and shall cooperate as is reasonable with Timeline in preventing unauthorized use. To the extent that any rights in the Products and/or Technology belong to Timeline Europe, Timeline shall owe a like obligation to Timeline Europe.

    (f) Timeline Europe's license shall extend to any Derivatives, updates and version releases (excluding Excluded Derivatives) Timeline makes commercially available during the period of this Agreement and to any modified or adapted Products made by Timeline Europe pursuant to paragraph (c) above.

    (g) The licenses granted to Timeline Europe hereunder include licenses under Timeline's patent application number PCT/US96/20366 any subsequent patent application based upon or claiming priority from the said application or relating to a Derivative that Timeline is obliged to make available to Timeline Europe under this Agreement and all patents which may be granted pursuant to any of the foregoing patent applications.

    (h) In no event is Timeline Europe granted the right to license, sell or permit access to uncompiled source code relating to Products or Technology to any third party save insofar as the source code has been written by Timeline Europe.

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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 6


5.  LICENSE RESTRICTIONS

    (a) Timeline Europe recognizes the importance to Timeline of controlling the licensing and usage of its Products. To that end, Timeline Europe agrees that it will and will impose an obligation on its Customers to, in each case, provide the Product to Timeline Europe End Users subject to the following criteria:

        (i) Timeline Europe shall distribute each Product licensed under this Agreement only to an entity which has executed a Timeline Europe End User License Agreement or which receives the Products on the basis of the Timeline Europe "shrink wrap" license.

        (ii) Timeline Europe shall have the right to sub-contract the production of Product.

        (iii) Timeline Europe will not alter or remove any copyright, patent or patent pending notice which is contained within the Product or documentation. Timeline Europe will maintain and cause to appear as part of the sign-on message the applicable Timeline copyright and patent pending notices. Timeline Europe shall cause to appear on the title page of each volume of the Product documentation, and at any other location where any copyright notice appears, the Timeline and third party copyright notices which appear in the release of Product documentation from which Timeline Europe's documentation is derived.

        (iv) Timeline Europe shall use the Marks only, as applicable, under the Product name(s) and only in conjunction with promotion and advertising of those Products. Subject to Timeline providing to Timeline Europe from time to time an up to date schedule of its current registrations of the Marks Timeline Europe agrees to use the appropriate trademark symbol (either "(TM)" or "(R)") in a superscript, and clearly indicate Timeline ownership of its trademark(s) whenever the Mark is first mentioned in any advertisement, brochure or in any other manner in connection with the Product. Timeline Europe agrees to use all Marks strictly in accordance with such reasonable guidelines for use as Timeline may provide. Timeline Europe shall, upon request, provide Timeline samples of all Timeline Europe literature which use the Marks. In any materials containing the Marks, Timeline

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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 7


Europe shall include a footnote containing the appropriate footnote information, if any, described in Exhibit B or subsequently provided by Timeline. Timeline Europe shall not use the marks in conjunction with any other words or trademarks so as to create a composite trademark. Except as listed on Exhibit B, Timeline Europe is not granted the right to use any other trademarks of Timeline.

        (v) For the avoidance of doubt, Timeline Europe may use upon or in relation to any Product any mark of Timeline Europe in place of any of the Marks.

6.  TIMELINE EUROPE SPECIAL OBLIGATIONS

    (a) Any new applications (for example, a Consolidation and Budgeting Module) devised by Timeline Europe and which reproduce any substantial part of Timeline's source code in the Products shall, for the avoidance of doubt, be considered Derivatives in respect of which payment shall be due from Timeline Europe in accordance with Exhibit A. All rights in such Derivatives shall (save insofar as they comprise Timeline's source code) belong absolutely to Timeline Europe, but Timeline Europe shall grant to Timeline (save in respect of Excluded Derivatives) a non-exclusive non-transferable (save in the circumstances mentioned at clause 19 below) license to reproduce, distribute and sub-license the same to residents outside the Exclusive Territories (and within the Exclusive Territories in the circumstances mentioned at clause 12 below). The consideration for such license shall be the payment by Timeline to Timeline Europe of licensing and maintenance fees at the same rates and on the same basis (including as to the reporting obligations and rights of audit) that such fees are due from Timeline Europe under clause 11 of this Agreement in respect of the distribution of Products. The said license shall save as mentioned above be on the same terms (mutatis mutandis) as Timeline Europe's license at clause 4(a) and shall extend to any new releases provided to Timeline by Timeline Europe. The following provisions of this Agreement shall also apply (mutatis mutandis) namely clauses 4(b), 4(e), 5(a)(i) - (iii), 7(b) and ( c ), 8(a) 13, 14, 15, 16
and 17.

    b) For purposes of calculating licensing fees due from Timeline Europe to Timeline hereunder and for


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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 8


purposes of calculating licensing fees due from Timeline to Timeline Europe under any license granted to Timeline pursuant to clause 6(a) above, fees shall be paid by each party to the other based on the entire license fee received by that party from End Users, VARS, Resellers and Business Partners on each license of any Derivative of the type mentioned at clause 6(a) above without allocation between the license fee charged for the said Derivative and the underlying Timeline Product(s). Notwithstanding the above, for licensees who license the said Derivative for certain End Users and also license Timeline Products for other End Users, no fee shall be due from Timeline to Timeline Europe for those licenses granted by Timeline to those End Users who are not licensed to use the said Derivative.

    (c) Timeline Europe's exclusivity under clause 4(a)(i) above shall be subject to it generating the following minimum licensing fees (exclusive of maintenance fees)

     (i)    in the 12 calendar months ending June 30 1999             pound sterling XXXXXX
     (ii)   in the 12 calendar months ending June 20 2000             pound sterling XXXXXX
     (iii)  in the 12 calendar months ending June 30 2001             pound sterling XXXXXX
     (iv)   in the 12 calendar months ending June 30 2002 and
            in each 12 calendar months ending on June 30 in each
            subsequent year                                           pound sterling XXXXXX

    (c) If in any of the above-mentioned periods, the licensing fees payable are less than the relevant annual minimum and Timeline Europe does not make up the shortfall by the 15th day of August following the end of the relevant period, Timeline may serve a written notice on Timeline Europe bringing its exclusivity to an end. Thereupon Timeline Europe's rights under this Agreement shall become non-exclusive and Timeline Europe shall be released from any further obligations in respect of the achievement of annual minimum licence fees.

7.  TIMELINE SPECIFIED OBLIGATIONS.

    Timeline shall provide maintenance which includes the following:


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DISTRIBUTORSHIP AGREEMENT                                                 PAGE 9

    (a) Within 6 months of new general commercial release of Microsoft Office, Microsoft Sequel Server, Microsoft Windows or Microsoft Windows NT to the general public, Timeline shall provide to Timeline Europe a release of the Product which operates with the then current Microsoft release;

    (b) Within 72 hours of Timeline Europe's written notification (which may, for the avoidance of doubt be by e-mail) of an error or defect in any of the Products, Timeline will give an initial response, indicating its assessment of the error or defect and the anticipated time to produce a fix or reasonable work-around. In the case of an error or defect which makes the Product incapable of providing material functionality as stated in the Product description for the Products Timeline shall, unless otherwise agreed with Timeline Europe provide such fix or reasonable work-around as soon as possible and, in any event, within 168 hours. In the case of any other error or defect (other than minor cosmetic defects, which may be remedied in the next release of the Product) a fix or reasonable work around shall be provided within 30 days. All fixes or work-arounds provided shall be accompanied by appropriate amendments to the source code and/or supporting documentation

    (c) Timeline shall, prior to making the same available to any third party, make available to Timeline Europe for evaluation, alpha and beta test purposes copies of any Derivatives (including modified, updated or enhanced versions of the Products but excluding the Excluded Derivatives) that it proposes to introduce. Alpha test copies shall be for Timeline Europe's internal evaluation only. Beta test copies may be made available by Timeline Europe to Customers with whom it has a written contract providing for the Customer's evaluation of such copies.

    (d) Within one year of completion of agreed specifications, Timeline shall provide a commercial release of MV Server in accord with a specification reasonably agreed to by a technology committee appointed to give input to future releases of all Timeline Products. The goal of such MV Server release is to provide the MV Analyst architecture directly in Sequel Server. The parties agree to negotiate in good faith to arrive at agreed reasonable specifications as soon as practical.


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 10


    (e) Immediately after the Effective Date, Timeline shall establish a technology committee. Timeline Europe shall have the right to appoint half of the members of the committee who shall carry half of the voting rights until the fourth anniversary of this Agreement. No changes to or developments or enhancements of the version of the Products to be distributed by Timeline Europe under this Agreement shall be implemented by Timeline without the approval of the said technology committee.

    (f) Until June 30, 1999 Timeline shall not license its Products or Technology to a third party for development of a consolidation and budgeting module where such module would be licensed as a stand alone package not licensed to a End User who also licenses such third party's transaction accounting software.

8.  TIMELINE EUROPE REMEDIES FOR DEFAULT OF SPECIAL OBLIGATIONS UNDER PARAGRAPH
    7.

    (a) In the event of a default under Paragraphs 7 (a) or (b), Timeline Europe may, without prejudice to its other rights and remedies either:

        (i) elect to make no maintenance payments in respect of the period during which the default continues and/or undertake to fix the problem and to substitute its own release of Product to Timeline Europe End Users or Customers; or
        (ii) terminate this Agreement insofar as it relates to the provision of maintenance by Timeline, in which case the provisions of clause 26(d)(i)-(iii) shall apply.

    For the avoidance of doubt, a default by Timeline under clauses 7(a) or (b) shall not give Timeline Europe the right to terminate this Agreement save to the extent expressly provided in this clause 8(a).

    (b) In the event of a default under Paragraph 7 (d), Timeline Europe's sole remedy shall be to undertake to build or license a substitute server product and to provide the same to Timeline Europe End Users subject to the payment to Timeline in respect of those End Users who actually install and use such substitute server product of


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 11


licensing and maintenance fees reduced by 50% from those that would otherwise have been due in respect of such substitute server product and MV Analyst. Notwithstanding the above and save in the circumstances mentioned in the preceding sentence, Timeline Europe shall remain obligated to pay maintenance and licensing fees on MV Analyst and MV Server for those End Users who continue to use and pay maintenance on such Product(s).

    (c) In the event of a default under Paragraph 7 (f), Timeline Europe's sole remedy shall be that any fees or remuneration received by Timeline Europe on release of its Consolidation and Budgeting module will not be subject to the payment of licensing fees under Exhibit A.

9. TIMELINE EUROPE RIGHTS AND LIMITATIONS TO MAKE OR REPRESENT OTHER SOFTWARE PRODUCTS.

(a) Timeline Europe shall have the right to make and/or license software products for re-licensing without payment of fees under Exhibit A provided such software products are not Derivatives.

(b) Notwithstanding anything else contained in this Agreement, Timeline Europe shall not be obliged to pay any fees to Timeline in respect of Derivatives that do not reproduce any source code of MV Analyst or MV Server, which are developed by a third party and which Timeline Europe obtains the right to reproduce and distribute whether by assignment of the intellectual property rights relating to the same, license or otherwise.

10. DOCUMENTATION

    Timeline Europe may reproduce and modify Timeline's documentation at its own expense and as it sees fit provided Timeline's copyright notices are appropriately contained therein.

11. TIMELINE EUROPE'S LICENSE-THROUGH REPORTING REQUIREMENTS AND PAYMENT.

    (a) Payment responsibilities shall be as follows:


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 12


        (i) Timeline Europe agrees to pay Timeline licensing fees as described in Exhibit A. Licensing fees accruing due during any Quarter shall be payable to Timeline within forty-five (45) days from the end of the relevant Quarter.

        (ii) No licensing fee shall accrue to Timeline for copies of Product
(aa) shipped as replacements for copies found to be defective in materials, manufacture, or reproduction; (bb) used for demonstrations to prospective End Users whether by Timeline Europe or its Customers, or (cc) evaluation Product delivered to prospective End Users or Timeline Europe's Customers which has been held by such End Users or Customers for less than ninety (90) days.

    (b) Timeline Europe shall at the same time as paying the licensing fees due under clause 11(a)(i) provide Timeline with a statement indicating the number of Timeline Europe End User License Agreements and agreements between Timeline Europe and Customers relating to the Products made during the relevant Quarter; the amount of licensing fees due; and the calculation of such fees.

Timeline agrees it will treat the information provided above as confidential, will not use it save for the purposes of this Agreement and will not provide it to any third party.

    (d) Timeline Europe record keeping and Timeline auditing procedures are set forth below:

        (i) During the term of this Agreement, Timeline Europe agrees to keep all usual and proper records and books of account and all usual and proper entries relating to each license of Product granted in accordance with generally accepted accounting principles.

        (ii) Timeline may cause an audit to be made of the applicable records in order to verify statements issued by Timeline Europe and prompt adjustment shall be made to compensate for any errors or omissions


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 13


disclosed by such audit. Any such audit shall be conducted by an independent certified public or chartered accountant selected by Timeline (other than on a contingent fee basis) and shall be conducted only with reasonable advanced written notice and during regular business hours at Timeline Europe's offices and in such a manner as not to interfere with Timeline Europe's normal business activities. Any such audit shall be paid for by Timeline unless material discrepancies are disclosed. "Material" shall mean a discrepancy amounting to at least ten percent (10%) of the amount that should have been reported. If material discrepancies are disclosed, Timeline Europe agrees to pay Timeline for one half of the costs associated with the audit. In no event shall audits be made more frequently than once annually unless the immediately preceding audit disclosed a material discrepancy. Timeline Europe shall be required to make available to Timeline only those records and reports of the auditor which directly pertain to the audit. Timeline recognizes and agrees that information contained therein is confidential and will use it only in furtherance of disposition of the audit in question and will not disclose it to any third party.

12. SALES INTO EXCLUSIVE TERRITORIES:

    (a) Notwithstanding the exclusive rights granted to Timeline Europe at clause 4(a)(i) above, Timeline may:-

    (i) license the Use of the Products in the Exclusive Territories provided Timeline shall not employ any direct end user sales personnel inside the Exclusive Territories and such licences are:-

        (aa) procured through resellers or VARs whose principal place of business is not in the Exclusive Territories and are not directly or indirectly solicited by Timeline.

        (bb) procured through an agreement between Timeline and a provider of accounting systems or any other third party which does not have its principal place of business inside the Exclusive Territories.

    (ii) license the Use of the Products to a parent company whose principal place of business is outside the Exclusive Territories in circumstances where the Products may be Used by subsidiaries of that parent in the Exclusive Territories.


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 14


    (b) Where clause 12(a)(bb) applies but the turnover in the Exclusive Territories of the said provider or other third party (or of the Group of which it forms part) exceeds (according to its most recently published accounts) 30% of its total turnover, Timeline shall pay to Timeline Europe 12.5% of Timeline's licensing and maintenance fees (calculated in accordance with the principles set out in Exhibit A) in respect of such license PROVIDED THAT no such payment shall be due from Timeline if Timeline can demonstrate to the reasonable satisfaction of Timeline Europe that not more than 30% of Timeline's gross revenue from the said provider or other third party arises from licenses in the Exclusive Territories.

    (c) In no event shall either party be authorized to obligate the other to direct telephone or on-site maintenance without the express authorization of the other party. Notwithstanding paragraph (a)(i) above, Timeline may appoint a maintenance provider within the Exclusive Territories to maintain any Product licensed pursuant to clause 12(a) but only if Timeline Europe has first been offered the opportunity to maintain such Product on its usual commercial terms and has declined and may license, either directly through end users sales force or through resident VARS, resellers, or other appointees its products other than the Products.

13. SALES, SUPPORT AND TRAINING.

    (a) Timeline Europe shall comply with all laws and regulations applicable to its distribution and marketing of the Products under this Agreement.

    (b) It is Timeline Europe's responsibility to provide such support as it is contracted to provide to Timeline Europe End Users either directly or through its VARs, Resellers, or Business Partners. In such instances, Timeline will provide Product support only to Timeline Europe at the rate provided in Exhibit A.

    (c) Timeline Europe shall be responsible for providing training in the use and sale of Products to its own sales force and for offering Timeline Europe End Users training after they have licensed the Product.


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 15


    (d) Timeline may not, without Timeline's Europe prior written consent, reference Timeline Europe and/or its End User Licensees, VARs, Resellers and Business Partners in advertising and promotional materials in connection with sale and promotion of the Product, or list Timeline Europe, its VARs, Resellers and Business Partners in directories of the Product's distributors.

14. MAINTENANCE

Timeline shall be obligated to provide maintenance of the source code for the Products solely to Timeline Europe and Timeline Europe shall be obligated for the fees as provided in Exhibit A. It shall be Timeline Europe's responsibility to provide telephone support, training, consulting and to make all required upgrades, maintenance releases, and distributions to Timeline Europe End Users and Customers.

15. WARRANTIES.

    (a) Timeline warrants, represents and undertakes that, with the exception of the Lex Software, it is the sole legal and beneficial owner of the copyright and all other intellectual property rights in the Existing Products and will, save as notified in writing to Timeline Europe prior to the date of provision of the same to Timeline Europe, be the sole legal and beneficial owner of all such rights in all Derivatives (including modified, enhanced, or updated versions of the Product) that it provides to Timeline Europe.

    (b) Timeline warrants that it has full power and authority to enter into this Agreement.

    (c) Timeline warrants that the Product, when delivered to Timeline Europe, will perform substantially in accordance with the published product materials. Timeline Europe's remedy and Timeline's obligation under this warranty shall be limited to providing corrections of any defects or errors in accordance with and within the periods specified at clause 7(b) above.


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 16


    (d) The limited warranty set out at clause 15(c) above may be asserted by Timeline Europe only on behalf of itself and not by Timeline Europe's end users, and is in lieu of all other warranties or obligations, express or implied, or statutory, including implied warranties of merchantability and fitness for a particular purpose relating to the performance of the Product.

    (e) Notwithstanding anything else contained in this Agreement but subject to Clause 15 (f) below, Timeline shall not be liable to Timeline Europe for loss of profits, business or anticipated savings or for any indirect or consequential loss or damage whatsoever suffered by Timeline Europe even if Timeline shall have been advised of the possibility thereof and whether arising from negligence, breach of contract or howsoever. This exclusion shall not however apply to any loss or damage suffered by Timeline Europe as the result of any breach by Timeline of the warranty set out at clause 15 (b) above.

    (f) Timeline does not exclude or limit liability for death or personal injury caused by Timeline's negligence.

    (g) Neither Timeline Europe nor any of its employees or agents shall have any right to make any other warranties, or promises, for the Use of the Product which are not contained within Timeline Europe's End User License Agreement (or shrinkwrap license) for the Product.

16. TITLE AND INDEMNIFICATION.

    Timeline agrees to indemnify, hold harmless, and defend Timeline Europe from and against any and all damages, costs, and expenses, including attorneys' fees, arising out of or incurred in connection with any claim that a Product or the exercise by Timeline Europe of any of the rights granted to it under this Agreement, infringes the copyright, rights in confidential information, trade secret, trademark trade name or other intellectual property right of any third party provided Timeline is notified promptly in writing of any notice of claim or of threatened or actual suit received by Timeline Europe, Timeline Europe will not settle any such claim or suit without Timeline's approval (not to be unreasonably withheld or delayed) and at Timeline's request and expense,


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DISTRIBUTORSHIP AGREEMENT                                                PAGE 17


Timeline is given Timeline Europe's reasonable assistance in the defense of same.

17. LIMITATION OF LIABILITY.

Save where clauses 15(f) or 16 apply or where Timeline is in breach of any of its warranties under clauses 15(a) or (b) above, Timeline's total cumulative liability under or in connection with this Agreement shall not exceed the greater of the sum of pound sterling 1 million (one million pounds sterling) or the total sums paid or payable by Timeline Europe under this Agreement.

18. TERMINATION.

    (a) This Agreement may only be terminated:

        (i) by Timeline, if Timeline Europe is in material breach of its obligation to make payments under clause 11 of this Agreement;

       (ii) by Timeline Europe insofar as the Agreement relates to Timeline's licenses from Timeline Europe under this Agreement, if Timeline is in material breach of its obligation to make payments to Timeline Europe in respect of such licenses;

      (iii) by written agreement of the parties.

    For the avoidance of doubt, the parties hereby expressly agree that Timeline Europe shall not be considered to be in breach of its payment obligations under this Agreement to the extent that Timeline Europe is withholding payments in pursuance of its rights under Clause 14 of the Subscription Agreement of even date herewith made between Timeline, Timeline Europe, Jean Harvey and the Managers of Timeline Europe to offset claims under the warranties and indemnities given by Timeline in that Agreement or in any document contemplated by or relating to that Agreement against such payments.

    (b) Termination under (i) above shall be effective sixty (60) days after written notice of termination to the party in default if such party's specified defaults have not been cured within such sixty (60) day period. The

DISTRIBUTORSHIP AGREEMENT                                                PAGE 18


rights and remedies of the terminating party provided in this Clause 18 shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

    (c) Upon termination of this Agreement the rights and obligations of the parties under this Agreement shall automatically terminate save that:-

    (i) the provisions of paragraphs 2, 4(e), 15, 16, 17, 21,24, 25 and 27 hereof shall survive in full force and effect and Timeline Europe shall continue to be obligated to make payments that have accrued due in accordance with clause 11 and Exhibit A;

    (ii) Timeline Europe shall be entitled to continue to exercise the rights granted to it under this Agreement for the purpose of fulfilling any unperformed contracts of Timeline Europe outstanding at the date of termination (and to that extent and for that purpose, the provisions of this Agreement shall continue in effect).

19. PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE.

    This Agreement, and any rights or obligations hereunder, shall not be assigned or sublicensed by either party without the other party's prior written consent save that either party may assign (without the need for consent) the whole of the benefit and burden of this Agreement to a purchaser of the whole or substantially the whole of its business.

20. RIGHT OF PREEMPTION

    (a) If prior to any notice being given by Timeline Europe under clause 26(a) below, Timeline receives any offer for the purchase or other assignment or transfer of title to any of its intellectual property rights in the Product or Technology and Timeline desires to accept such offer, it shall promptly give Timeline Europe written notice of that fact together with all material details of the proposed purchase or other transfer. Timeline Europe shall then have a period of 14 days from receipt of such notice within which to give written notice to Timeline of whether or not it wishes to consider acquiring such rights at a fair market value.

DISTRIBUTORSHIP AGREEMENT                                                PAGE 19


    (b) If Timeline Europe indicates that it wishes to consider acquiring the rights, the parties shall then seek to agree upon a fair market value. In the event that no agreement is reached within 14 days, the question of what is a fair market value shall be referred for final determination to an expert ("Expert") who shall act as expert not as arbitrator. In reaching a decision, the Expert shall take into account, inter alia, the terms of the offer notified to Timeline Europe under clause 20(a) above.

    (c) If the parties cannot agree on the identity of the Expert within 7 days of the end of the period referred to at clause 20(b) above, the Expert shall be chosen at the request of either party by the President for the time being of the Law Society of England and Wales. The Expert shall be instructed to deliver his determination to the parties within 14 days and his decision shall be final and binding and not subject to appeal.

    (d) Within 14 days of its receipt of the Expert's decision, Timeline Europe shall notify Timeline as to whether it wishes to acquire the rights at the market value determined by the Expert. If Timeline Europe notifies Timeline that it does so wish, Timeline shall have 14 days from receipt of such notification to inform Timeline Europe whether it will accept the offer. If so, then, upon the tendering by Timeline Europe of the market value so determined, Timeline shall forthwith execute an assignment of its rights, such assignment to be with full title guarantee and to contain a warranty from Timeline that it is the sole legal and beneficial owner of the rights being transferred and that those rights are free from any incumbrances. Upon execution of such assignment, the rights and obligations of the parties under this Agreement in respect of the assigned rights shall terminate.

    (e) If, following its receipt of the Expert's determination, Timeline Europe indicates that it does not wish to purchase the said rights, Timeline shall be free to sell or otherwise assign its rights in accordance with the terms previously notified to Timeline Europe and subject always to Timeline Europe's rights and licenses under this Agreement.

    (f) Timeline may not, during the period of this Agreement, sell or otherwise assign or transfer title to any of its intellectual property rights in the Product or Technology save in accordance with the procedure set out in this

DISTRIBUTORSHIP AGREEMENT                                                PAGE 20


clause 20.

    (g) For the avoidance of doubt, nothing contained in this clause 20 shall prevent Timeline from granting non-exclusive licenses of its source code or escrowing its source code in the ordinary course of its business.

21. NOTICES.

        All notices or other documents to be given under this Agreement shall be in writing and shall be delivered by hand or sent by registered post or facsimile to the party concerned at the address set out [below] or such other address as one party may from time to time designate by written notice to the other. Any such notice or other document shall be deemed to have been received by the addressee if delivered, upon delivery; if posted, on the fifth working day following the date of posting; and if sent by facsimile, when the communication is transmitted to the recipient's fax number PROVIDED THAT a copy of the communication is sent by registered post or delivered by hand as soon as practicable thereafter.

Timeline:             Timeline, Inc.
                      3055 112th Avenue N.E., Ste.  106
                      Bellevue, WA 98004
Attention:            Charles R. Osenbaugh

With Copy To:         Paula McGee

Timeline Europe:      Timeline Europe Limited
                      500 Chiswick High Road
                      London W4 5RG
                      England

Attention:            Mike Evans

With Copy To:         Terry Harvey

DISTRIBUTORSHIP AGREEMENT                                                PAGE 21


22. INFRINGEMENTS

    In the event of any infringement or threatened infringement within the Exclusive Territories of any of the rights granted to Timeline Europe under this Agreement, Timeline shall give to Timeline Europe all such assistance of which is reasonably capable in connection with any action or proceedings undertaken or proposed to be undertaken by Timeline Europe. Where possible, Timeline Europe may take proceedings in its own name, exercising all the rights and remedies that would normally be available to Timeline. Where this is not possible, Timeline Europe may carry on any such proceedings in the name of Timeline.

23. FORCE MAJEURE

    Notwithstanding anything else contained in this Agreement, neither party shall be liable for any delay in performing its obligations hereunder if such delay is caused by circumstances beyond its reasonable control including, without limitation, any delay caused by any act or omission of the other party.

24. LAW AND JURISDICTION

    This Agreement shall be governed by, construed and enforced in accordance with the laws of England and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the English courts.

25. CONFIDENTIALITY.

    Each party expressly undertakes to retain in confidence all information and know-how transmitted to the other that the disclosjng party has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, and will make no use of such information and know-how except under the terms and during the existence of this Agreement. However, neither party shall have an obligation to maintain the confidentiality of information that (i) it received rightfully from another party prior to its receipt from the disclosing party or; (ii) the disclosing party has disclosed to a third party without any obligation to maintain such information in confidence. Further, either party

DISTRIBUTORSHIP AGREEMENT                                                PAGE 22


may disclose confidential information as required by governmental or judicial order, provided such party gives the other prompt notice prior to such disclosure and complies with any protective order (or equivalent) imposed on such disclosure. Each party shall treat all [Product adaptation materials] as confidential information and shall not disclose, disseminate or distribute such materials to any third party without the other's prior written permission. Each party shall treat the terms and conditions of this Agreement as confidential; however, Timeline Europe may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of the obligated party's business. Each party's obligation under this Section shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of the obligated party or five (5) years following termination or expiration of this Agreement.

26. OPTION TO MODIFY RELATIONSHIP

    (a) Upon giving to Timeline at least 90 days' written notice expiring on 30 June 2001 or any time thereafter. Timeline Europe may modify the terms of this Agreement with effect from the day following the expiry of the notice ("the Modification Date") in the following respects:-

        (i) Timeline shall have no further obligations to provide maintenance for or new releases and updates of the Products pursuant to clause 7 above;

        (ii) The licenses granted to Timeline Europe at clause 4(a) above will become non-exclusive;

        (iii) Maintenance fees accruing to Timeline Europe will be treated as licensing fees for the purposes of calculating the payments due to Timeline under Exhibit A;

        (iv) The rate at which Timeline Europe is obliged to make licensing payments to Timeline will be reduced over the following three years as provided in Exhibit A;

DISTRIBUTORSHIP AGREEMENT                                                PAGE 23


    (b) If, immediately prior to the Modification Date, Timeline still has an obligation to provide maintenance to Timeline Europe under this Agreement, then within 14 days after the Modification Date, Timeline shall provide Timeline Europe with a final up to date copy of the source code relating to the Product and Timeline Europe shall provide Timeline with a final up to date copy of the source code relating to any Derivatives licensed to Timeline pursuant to clause 6(a).

    (c) At the expiry of three years from the Modification Date, this Agreement shall terminate (save as regards provisions that, whether expressly or by implication, are intended to come into or continue in force after termination) and:-

        (i) Timeline Europe shall have a perpetual, royalty-free, worldwide non-exclusive non-transferable (save in the circumstances as mentioned at clause 19 above) license to use, reproduce, distribute and modify the Products, and the source code and documentation relating thereto.

        (ii) Timeline shall have a perpetual, royalty-free, worldwide, non-exclusive non-transferable (save in the circumstances as mentioned at clause 19 above) license to use, reproduce and modify any Derivatives licensed to Timeline pursuant to clause 6(a) above and the source code relating thereto.

    (d) Upon giving to Timeline at least 90 days' written notice expiring on 30 June 1998 or at any time thereafter Timeline Europe may terminate the maintenance obligations owed by Timeline under this Agreement with the effect that from the day following the expiry of such notice:-

        (i) Timeline shall have no further obligations to provide maintenance for or new releases and updates of the Products pursuant to clause 7 above;

        (ii) Maintenance fees accruing to Timeline Europe will be treated as licensing fees for the purposes of calculating the payments due to Timeline under Exhibit A;

        (iii) Within 14 days after the date of expiry of the said notice, Timeline shall provide Timeline Europe with a final up to date copy of the source code relating to the Product.

DISTRIBUTORSHIP AGREEMENT                                                PAGE 24


27. GENERAL.

    (a) This Agreement and the attached exhibits constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Timeline Europe and Timeline by their respective duly authorized representatives.

    (b) If this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable or if this Agreement is terminated as to particular provisions or Product(s), this Agreement shall remain in full force and effect as to the remaining provisions or Product(s).

    (c) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

    (d) Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above. All signed copies of this Agreement shall be deemed originals.

TIMELINE, INC.                               TIMELINE EUROPE LIMITED

By      /s/ CHARLES R. OSENBAUGH             By      /s/ MICHAEL EVANS
   -------------------------------             ---------------------------------
     Charles R. Osenbaugh                        Michael Evans
----------------------------------           -----------------------------------
Name (Print)                                 Name (Print)

    President                                    Managing Director
----------------------------------           -----------------------------------
Title                                        Title

    3rd July 1997                                3rd July 1997
----------------------------------           -----------------------------------
Date                                         Date

DISTRIBUTORSHIP AGREEMENT

                                    EXHIBIT A

                     PRODUCT, DERIVATIVE AND TECHNOLOGY FEES

LICENSING FEES

    Timeline Europe shall remit to Timeline a licensing fee equal to a percentage of the license fees, resellers fees, VAR fees or any remuneration paid for the right to license any of the Products, (exclusive of taxes, import duties or other similar governmental charges) charged by Timeline Europe or its subsidiaries. Licensing fees shall be payable on gross revenue properly accrued by Timeline Europe without allocation to functionality added by Timeline Europe and that already existing in Timeline Products, Derivatives or Technology.

In arriving at the License Fee Base (as referred to below) Timeline Europe may deduct from the fees or remuneration referred to above:

(a) If the procurement of the license is through the efforts of a referral source, sublicensor, VAR or reseller or other third party who receives a fee actually paid by Timeline Europe for such referral or who retains a portion of the End User license fee, an amount equal to the fee paid to or retained by said referral source, sub-licensor, reseller, VAR or third party;

(b) Actual costs of fulfillment which is limited to packaging, reproduction and shipping costs;

(c) Any amounts refunded by Timeline Europe in respect of returned or defective Product.

No arrangement shall be made with any third party where a fee or commission is paid on the license which would reduce the amount of licensing fee remitted to Timeline, unless made in good faith, and not in trade for a benefit to Timeline Europe or any of its shareholders.

Notwithstanding the above, no licensing fees shall be due on fees or remuneration due Timeline Europe on or before June 30, 1998, provided such fees or remuneration do not comprise a prepayment for delivery of Product after such date.

The amount to be remitted to Timeline by Timeline Europe is as follows:

For the period beginning July 1, 1997 through June 30, 1998:  XXXXXXXXXXXXXXXXXXXXX
For the period beginning July 1, 1998 through June 30, 1999:  XXXXXXXXXXXXXXXXXXXXX
For the period beginning July 1, 1999 through June 30, 2000:  XXXXXXXXXXXXXXXXXXXXX
For the period beginning July 1, 2000 and thereafter:         XXXXXXXXXXXXXXXXXXXXX

In the event of an election by Timeline Europe as provided in Clause 26 of this Agreement, then the definition of the "License Fee Base" shall be amended to include any remuneration (less VAT or other Sales Tax and any refunds or credit) properly accruing to Timeline Europe for maintenance of the Products and licensing fees at the rates set out above shall be payable on such remuneration in place of the maintenance fees set out in the next section.

If Timeline elects as provided at clause 26(a) above, the licensing fees payable by Timeline Europe shall decrease as follows:-

First annual period from the Modification Date:        XXXXXXXXXXXXXXXXXXXXX
Second annual period from the Modification Date:       XXXXXXXXXXXXXXXXXXXXX
Third annual period from the Modification Date:        XXXXXXXXXXXXXXXXXXXXX
Thereafter                                             XXXXXXXXXXXXXXXXXXXXX

DISTRIBUTORSHIP AGREEMENT


MAINTENANCE

Timeline Europe shall be responsible for the provision of support and updates to Timeline Europe End Users either directly or through its Customers. Timeline Europe shall pay Timeline on a quarterly basis:

(a) During the period beginning on the Effective Date and ending June 30, 1998, an amount equal to 33.33% of the gross revenue less VAT or other sales tax and any refunds or credits ("Net Revenue") accrued by Timeline Europe for maintenance on Timeline's Products,
(b) During the period beginning July 1, 1998 and ending June 30, 1999, an amount equal to 30% of the Net Revenue accrued by Timeline Europe for maintenance on Timeline's Products,
(c) During the period beginning July 1, 1999 and ending June 30, 2000, an amount equal to 26.67% of the Net Revenue accrued by Timeline Europe for maintenance on Timeline's Products,
(d) During the period beginning July 1, 2000 and ending June 30, 2001, an amount equal to 23.33% of the Net Revenue accrued by Timeline Europe for maintenance on Timeline's Products,
(e) During the period beginning July 1, 2001 and ending June 30, 2002, an amount equal to 20% of the Net Revenue accrued by Timeline Europe for maintenance on Timeline's Products,
(f) During the period beginning July 1, 2002 and thereafter, an amount equal to 16.67% of the Net Revenue accrued by Timeline Europe for maintenance on Timeline's Products.

In exchange for such maintenance fees, Timeline will provide bug fixes, updates and enhancements in accordance with the provisions of the Agreement. Timeline Europe may then redistribute to End Users who maintain valid current maintenance agreements with Timeline Europe and to its Customers

Notwithstanding the above, in the event Timeline Europe elects under Paragraph 26 of this Agreement, then with effect from the day following the expiry of the relevant notice no maintenance fees shall be due to Timeline and the amount of gross maintenance revenue properly accrued by Timeline Europe shall be subject to the payment of licensing fees as provided herein.

PAYMENT TERMS

Payment terms for licensing fees and maintenance shall be paid quarterly in arrears within 45 days from the end of the Quarter of proper recognition of any fee or remuneration by Timeline Europe.

DISTRIBUTORSHIP AGREEMENT


                                    EXHIBIT B

               USE OF COPYRIGHT, TRADE NAME, TRADEMARK AND/OR LOGO


                           COPYRIGHT (C) 1992-1997 BY
                      TIMELINE, INC., BELLEVUE, WASHINGTON

THIS SOFTWARE IS FURNISHED UNDER A LICENSE AND MAY BE USED AND COPIED ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LICENSE AND WITH THE INCLUSION OF THE ABOVE COPYRIGHT NOTICE. THIS SOFTWARE, OR ANY OTHER COPIES THEREOF, MAY BE NOT PROVIDED OR OTHERWISE MADE AVAILABLE TO ANY OTHER PERSON, EXCEPT AS MAY BE PROVIDED IN THE LICENSE AGREEMENT. NO TITLE TO AND OWNERSHIP OF THE SOFTWARE IS HEREBY TRANSFERRED.



                                    [LOGOS]



Timeline is a registered trademark and the Timeline logo MV Server and MV Analyst are trademarks of Timeline, Inc.

DISTRIBUTORSHIP AGREEMENT


                                    EXHIBIT C

                              EXCLUSIVE TERRITORIES

Europe, the Middle East and Africa, including, for the avoidance of doubt, the whole of the geographical area shown on the annexed maps (excluding the area to the right of the red line) and including the whole of the countries (other than Russia) shown as falling in whole or in part within such area and including for the further avoidance of doubt the whole of Iceland, Norway, Sweden and Denmark.


MAP I:

MAP OF EUROPE AND NORTHERN AFRICA, WITH A LINE DRAWN STARTING AT APPROXIMATELY 55 DEGREES LONGITUDE EAST AND 60 DEGREES LATITUDE NORTH, RUNNING SOUTH TO THE TIP OF THE CASPIAN SEA, ALONG THE EASTERN EDGE OF THE CASPIAN SEA, AND THEN ALONG THE WESTERN EDGE OF TURKMENISTAN, AFGHANISTAN, AND PAKISTAN TO THE INDIAN OCEAN.

MAP II:

CONTINUATION OF MAP I, SHOWING THE CONTINENT OF AFRICA FROM APPROXIMATELY 10 DEGREES LATITUDE NORTH OF THE EQUATOR.